Exhibit 10.59

CONFIDENTIAL

MUTUAL GENERAL RELEASE AND COVENANT NOT TO SUE AGREEMENT

This Confidential Mutual General Release and Covenant Not to Sue Agreement is made and entered by and between, on the one hand, SIGNING DAY SPORTS, INC., a Delaware corporation, organized under the laws of the State of Delaware with a place of business at 8753 E. Bell Road, #110, Scottsdale, AZ 85260, and, on the other hand, JOHN DORSEY, an individual who resides in Maricopa County, Arizona, as of the Effective Date.

I. DEFINITIONS

1. “Agreement” means this Confidential Mutual General Release and Covenant Not to Sue Agreement, including its Definitions, Recitals, Agreements, Representations and Warranties, and Miscellaneous Terms and Conditions.

2. “Dorsey” means JOHN DORSEY.

3. “Dorsey Released Claims” has the meaning ascribed to it in Section III.1(a) below.

4. “Dorsey Releasees” means Dorsey and his representatives, executors, heirs, employees, attorneys, affiliates, and assigns, and all of its and their respective past, present and future directors, officers, members, managers, employees, attorneys, representatives, agents, and insurers.

5. “Dorsey Releasors” means Dorsey and his representatives, executors, heirs, employees, attorneys, affiliates, and assigns, and all of its and their respective past, present and future directors, officers, members, managers, employees, attorneys, representatives, agents, and insurers.

6. “Effective Date” means March 29, 2023.

7. “Lawsuit” means the civil action captioned John Dorsey and Dorsey Family Holdings, LLC, Plaintiffs/Counter-Defendants v. Dennis Gile, Defendant/Counter-Plaintiff, Case No. CV2022-012769, that is currently pending in the Superior Court of Arizona in and for Maricopa County.

8. “Party” means SDS or Dorsey and “Parties” means SDS and Dorsey collectively.

9. “SDS” means SIGNING DAY SPORTS, INC., a Delaware corporation.

10. “SDS Released Claims” has the meaning ascribed to it in Section III.2(a) below.

11. “SDS Releasees” means SDS and its predecessors, parent companies, , successors, and assigns, and all of its and their respective past, present and future directors, officers, members, and managers.

12. “SDS Releasors” means SDS and its predecessors, parent companies, , successors, and assigns, and all of its and their respective past, present and future directors, officers, members, and managers.

13. “Settlement Agreement” means the Confidential Settlement and Release Agreement made and entered into by and among John Dorsey and Dorsey Family Holdings, LLC, on the one hand, and Dennis Gile, on the other hand, resolving the Lawsuit.

14. “Settlement Payment” has the meaning ascribed to it in Recital 2 below.

15. “Settlement Transfer” has the meaning ascribed to it in Recital 3 below.

II. RECITALS

R.1 WHEREAS, Dorsey is SDS’s former chief executive officer and director;

R.2 WHEREAS, Dorsey and a limited liability company with whom he is associated (Dorsey Family Holdings, LLC) and Dennis Gile, who is associated with SDS, have reached a settlement, which, among other things, will resolve the Lawsuit, but have not yet executed the Settlement Agreement,;

R.3 WHEREAS, the terms of the Settlement Agreement require, among other things, that Mr. Gile make a payment of SIX HUNDRED NINETY-FIVE and NO/100 United States Dollars ($695,000.00) to the plaintiffs in the Lawsuit via wire transfer payable to: “Papetti Samuels Weiss McKirgan LLP” for the benefit of the plaintiffs in the lawsuit (the “Settlement Payment”), and that Dennis Gile transfer TWO HUNDRED THOUSAND (200,000) shares of SDS to Dorsey (the “Settlement Transfer”);

R.4 WHEREAS, Mr. Gile wishes to have SDS repurchase some of his shares in SDS to obtain funds to make the Settlement Payment and for SDS to approve his transfer of shares in SDS to make the Settlement Transfer; and,

R.5 WHEREAS, the Parties are providing each other a general release of claims and covenant not to sue, as set forth herein below, to facilitate the finalization of the Settlement Agreement, including to facilitate SDS’s repurchase of shares from Mr. Gile so he can make the Settlement Payment and approval of the transfer of SDS shares Mr. Gile wants to transfer for the Settlement Transfer.

NOW THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged by each Party, and with each Party intending to be legally bound hereby, the Parties agree as follows:

III. AGREEMENTS

1. On the condition that Gile’s Settlement Payment is made, Dorsey, for himself and the other Dorsey Releasors, hereby:

(a) release, remise, acquit and forever discharge all the SDS Releasees from any and all  manner of actions, causes of action, complaints, claims, demands, liens, suits, obligations, controversies, contracts, agreements, promises, charges, penalties, losses, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of any nature whatsoever, accrued, liquidated or unliquidated, contingent or otherwise, that the Dorsey Releasors, whether individually or collectively, or any of them, ever had, now has or have, or hereafter may have against the SDS Releasees, whether individually or collectively, or any of them, up to and including the Effective Date only (the “Dorsey Released Claims”); and,

(b) covenant not to (i) commence any action or initiate any proceeding in any court, arbitration forum, or regulatory or administrative agency against any of the SDS Releasees on the basis of any of the Dorsey Released Claims, or that would otherwise be inconsistent with the release of those claims in Section III.1(a) above, or (ii) directly or indirectly, induce, encourage or assist any other person, or otherwise participate in the commencement, support or maintenance of any action, proceeding in any court, arbitration forum, or regulatory or administrative agency by any other person against any of the SDS Releasees on any of the Dorsey Released Claims, or that would otherwise be inconsistent with the release of those claims in Section III.1(a) above.

2. On the condition that Gile’s Settlement Payment is made, SDS, for itself and the other SDS Releasors, hereby:

(a) release, remise, acquit and forever discharge all the Dorsey Releasees from any and all  manner of actions, causes of action, complaints, claims, demands, liens, suits, obligations, controversies, contracts, agreements, promises, charges, penalties, losses, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of any nature whatsoever, , accrued, liquidated or unliquidated, contingent or otherwise, that the SDS Releasors, whether individually or collectively, or any of them, ever had, now has or have, or hereafter may have against the Dorsey Releasees, whether individually or collectively, or any of them, up to and including the Effective Date (the “SDS Released Claims”) only; and,

(b) covenant not to (i) commence any action or initiate any proceeding in any court, arbitration forum, or regulatory or administrative agency against any of the Dorsey Releasees on the basis of any of the SDS Released Claims, or that would otherwise be inconsistent with the release of those claims in Section III.2(a) above, or (ii) directly or indirectly, induce, encourage or assist any other person, or otherwise participate in the commencement, support or maintenance of any action, proceeding in any court, arbitration forum, or regulatory or administrative agency by any other person against any of the Dorsey Releasees on any of the SDS Released Claims, or that would otherwise be inconsistent with the release of those claims in Section III.2(a) above.

3. Notwithstanding the provisions of Section III.1 and 2 above, the releases of claims and covenants not to sue set forth in those sections do not apply to any breach of this Agreement or the Settlement Agreement. The releases of claims and covenants not to sue also do not apply to the Settlement Agreement, Release of Claims, and Covenant not to Sue entered into between the Parties on January 12, 2023.

IV. REPRESENTATIONS AND WARRANTIES

1. The Parties each represent and warrant that they are fully authorized to enter into this Agreement. Each individual executing this Agreement represents that he or she has taken all necessary corporate and internal actions to duly approve the making and performance of this Agreement on behalf of the Party the individual represents, that he or she has the authority to enter into this Agreement on behalf of such Party and to bind such Party, and that no further corporate or other internal approval is necessary.

2.  Each Party represents and warrants that, as of the date of this Agreement, it has not assigned, subrogated, conveyed or otherwise transferred and has not attempted or purported to assign, subrogate, convey or otherwise transfer any right extinguished by the Party’s release given in this Agreement to any other person or entity.

3.  The Parties represent and warrant that they have had an opportunity to consult with counsel of the Parties’ choice prior to entering into this Agreement; that the Parties have read and familiarized themselves with the entire Agreement with the advice and assistance of their counsel; and that the Parties have signed this Agreement of their own free will intending to be permanently bound by its terms.

V. MISCELLANEOUS TERMS AND CONDITIONS

1. Section Headings

The paragraph and section headings in this Agreement are for ease of reference only and do not constitute part of this Agreement.

2. Governing Law; Forum-Selection; Attorney’s Fees & Costs

(a) This Agreement and all matters relating or pertaining hereto shall be governed and construed by and under the laws of the State of Arizona without regard to principles of conflicts of law.

(b) Unless otherwise provided in this Agreement, the exclusive forum and venue for the resolution of any controversy or claim between the Parties arising out of or relating to this Agreement (each a “Dispute”), shall be the state and federal courts whose jurisdictional territory includes Maricopa County, Arizona. Each Party consents to personal jurisdiction and venue in those courts for litigation of a Dispute, and each Party waives any forum non conveniens objection to litigating a Dispute in those courts.

(c) TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO HAVE A TRIAL BY JURY FOR ANY LEGAL OR OTHER COURT PROCEEDING ADDRESSING A DISPUTE.

(d) In any legal action concerning a Dispute the prevailing Party shall be entitled to recover its costs and reasonable attorneys’ fees.

(e) As a condition precedent to a Party’s ability to commence litigation for a Dispute, the Party shall first give written notice to the other Party of the Dispute, and, no later than twenty-one (21) days after such notice is delivered, a representative of each Party with authority to settle the Dispute for each Party shall confer in good faith in an effort to resolve the Dispute. The notice of the Dispute shall include a reasonable description of the basis of the Dispute. Only after the Parties have conferred, or made a good faith effort to confer, in accord with this Section V.2 may a Party commence litigation for the Dispute.

3. No Precedent

This Agreement is not, and shall not be construed as, an admission or concession of liability and/or coverage and/or wrongdoing by either Party. All actions taken or statements made, whether orally or in writing, by the Parties or their representatives relating to their participation in the Agreement, including the development and implementation of the Agreement, shall be without prejudice or value as precedent and shall not be construed as a standard by which other matters may be judged.

4. Construction

The language of this Agreement shall be construed as a whole, according to its fair meaning and intent, and not strictly for or against any Party hereto. This Agreement shall be deemed to have been drafted by all Parties to this Agreement, and neither Party nor their respective attorneys shall urge otherwise. This Agreement is not a contract of insurance, and the Parties agree that any special rules pertaining to the interpretation or construction of insurance contracts shall not apply, but instead only those rules of interpretation or construction of contracts in general shall apply.

5. Successors

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal successors and assigns.

6. Confidentiality.

This Agreement is confidential. The Parties will not, except as required by law or valid court order, disclose the terms of this Agreement, or the negotiations leading up to this Agreement, to any person other than an attorney, spouse, tax advisor, or, if necessary, to a Party’s investors or government authorities that regulate it (including but not limited to the United States Securities and Exchange Commission). This paragraph does not prohibit a Party from disclosing this Agreement in court filings, as necessary, to enforce the Agreement against the other Party.

7. Entire Agreement

This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement.

8. Amendments

No amendments or variations of the terms of this Agreement shall be valid unless made in writing and signed by all Parties.

9. Severability

If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality, voidness, or unenforceability of such provision shall have no effect upon, and shall not impair the legality, validity, or enforceability of, any other provision of this Agreement; provided, however, that:

(a) if Section III.1., or any part of it, is held to be illegal, void, or unenforceable in whole or in part, Dorsey agrees to promptly execute a legal, valid, and enforceable release and waiver of claims and covenant not to sue on behalf of himself and the other Dorsey Releasors in favor of the SDS Releasees equal in scope to the release and waiver of claims and covenant not to sue provided in Section III.1. and, in the event that such a legal, valid, and enforceable release and waiver of claims and covenant to sue cannot be or is not obtained, then Dorsey and the other Dorsey Releasors shall be deemed to have assigned, transferred, and conveyed the Dorsey Released Claims to SDS; or,

(b) if Section III.2., or any part of it, is held to be illegal, void, or unenforceable in whole or in part, SDS agrees to promptly execute a legal, valid, and enforceable release and waiver of claims and covenant not to sue on behalf of itself and the other SDS Releasors in favor of the Dorsey Releasees equal in scope to the release and waiver of claims and covenant not to sue provided in Section III.2. and, in the event that such a legal, valid, and enforceable release and waiver of claims and covenant to sue cannot be or is not obtained, then SDS and the other SDS Releasors shall be deemed to have assigned, transferred, and conveyed the SDS Released Claims to Dorsey.

10. Counterparts

This Agreement may be separately executed or electronically signed in separate counterparts and then exchanged by email/PDF, electronic means like DocuSign©, facsimile or delivery to the other Party or other Party’s legal counsel. The sets of exchanged counterparts shall each have the same force and effect as a fully-signed original counterpart and shall constitute an effective, binding agreement on the part of each of the Parties once the exchanged signed counterparts have each been so received by the respective legal counsel for the Parties.

[SIGNATURES ON FOLLOWING PAGES]

THE UNDERSIGNED ACKNOWLEDGES THAT HE/SHE/IT HAS READ THE FOREGOING AGREEMENT, UNDERSTANDS ALL TERMS, AND FREELY AND VOLUNTARILY SIGNS THE SAME.

JOHN DORSEY	SIGNING DAY SPORTS, INC.

By:

Name:

Title:

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